Exhibit 99.1

News Contact:

+1 (813) 204-4099

investors@lazydays.com

Lazydays Holdings, Inc. Reports Second Quarter 2020 Financial Results

Tampa, FL (July 30, 2020) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the second quarter ended June 30, 2020.

Second Quarter Financial Results and Highlights:

●	Revenues for the second quarter were $214.0 million; up $45.5 million, or 26.9%, versus 2019. Revenue from sales of Recreational Vehicles (“RVs”) was $191.5 million for the second quarter, up $42.5 million, or 28.5%, versus 2019. RV unit sales excluding wholesale units, were 2,950 for the quarter, up 858 units, or 41.0% versus 2019. New and preowned RV sales revenues were $129.4 million and $62.1 million for the quarter, up 37.3% and 13.3% respectively compared to 2019.

●	Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $43.7 million, up $7.9 million, or 22.0%, versus 2019. Gross margin excluding LIFO adjustments decreased between the two periods, to 20.4% in 2020 from 21.3% in 2019, with the change attributable to mix of business. Gross profit for the quarter including LIFO adjustments was $44.0 million; up $8.5 million, or 23.9%, versus 2019. This gross profit comparison reflects a $0.6 million net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, Selling, General and Administrative expense (“SG&A”) for the second quarter was $28.3 million, up $3.1 million compared to the prior year. This increase is attributable to the additional overhead expenses associated with The Villages dealership acquired in August 2019, the service center near Houston that started up operations in mid-February 2020, the Phoenix dealership acquired in May 2020 and increased performance wages driven by the higher unit sales and revenue, partially offset by overhead cost reduction actions taken in April 2020.

●	Adjusted EBITDA, a non-GAAP financial measure, was $14.9 million for the second quarter, up $5.0 million compared to 2019. This is a record high quarterly Adjusted EBITDA for Lazydays, beating the previous record of $11.5 million set in the first quarter of 2018.

●	Net income for the second quarter was $8.1 million, or 39¢ per share, as compared to net income of $1.9 million, or 2¢ per share, in 2019. This $6.2 million improvement was primarily the result of incremental profits driven by the growth in sales, the reduced amortization of stock based compensation, as well as a $0.5 million decrease in interest expense.

●	As of June 30, 2020, cash was $62.1 million, up $30.6 million from December 31, 2019.

●	Demand in July 2020 continued to be strong. The Company believes its Adjusted EBITDA for the month of July 2020 will be equal to or greater than its Adjusted EBITDA for the entire third quarter of 2019.

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on July 30, 2020 that will also be broadcast live over the internet. The call can be accessed as follows:

Via online registration at: http://www.directeventreg.com/registration/event/1049618 or phone registration: (888) 869-1189 or (706) 643-5902; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until August 6, 2020 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 1049618. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays has dealerships located at The Villages, Florida; Tucson and Phoenix, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland and Denver, Colorado. Lazydays also has a dedicated Service Center location near Houston, Texas. Offering the nation’s largest selection of leading RV brands, Lazydays features over 3,000 new and pre-owned RVs, more than 400 service bays and two on-site campgrounds with over 700 RV campsites. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, and ownership experience, which is why RVers and their families keep returning to Lazydays year after year, calling it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future financial position, business strategy, budgets, projections (including projected costs), expectations, and plans and objectives of management for future operations, including statements regarding Lazydays’ expectations regarding the impact of the COVID-19 pandemic on the Company’s business, results of operations (including Adjusted EBITDA and financial condition and the measures the Company has taken in response to the COVID-19 pandemic, the impact of its acquisition of its recently acquired dealership at The Villages, Florida and its greenfield start-ups near Houston, Texas and Nashville, Tennessee, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov, and the Company can give no assurance that such forward-looking statements will prove to be correct. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Results of Operations for the Second Quarter Ended June 30, 2020 and 2019

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands except for share and per share data)

(Unaudited)

	For the Three Months Ended
	June 30, 2020	June 30, 2019
Revenues
New and pre-owned vehicles	$191,505	$149,046
Other	22,456	19,500
Total revenues	213,961	168,546

Cost applicable to revenues (excluding depreciation and amortization shown below)
New and pre-owned vehicles (including adjustments to the LIFO reserve of ($240), $359, ($49) and $606, respectively)	164,377	128,376
Other	5,631	4,692
Total cost applicable to revenue	170,008	133,068

Transaction costs	45	87
Depreciation and amortization	2,671	2,640
Stock-based compensation	340	1,112
Selling, general, and administrative expenses	28,269	25,151
Income from operations	12,628	6,488
Other income/expenses
Loss on sale of property and equipment	(6)	-
Interest expense	(2,018)	(2,531)
Total other expense	(2,024)	(2,531)
Income before income tax expense	10,604	3,957
Income tax expense	(2,536)	(2,099)
Net income	$8,068	$1,858
Dividends on Series A Convertible Preferred Stock	(1,684)	(1,525)
Net income attributable to common stock and participating securities	$6,384	$333

EPS:
Basic and diluted income per share	$0.39	$0.02
Weighted average shares outstanding - basic and diluted	9,715,677	9,811,107

See the accompanying notes to the unaudited condensed consolidated financial statements

Balance Sheets as of June 30, 2020 and December 31, 2019

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets
Cash	$62,050	$31,458
Receivables, net of allowance for doubtful accounts of $535 and $382 at June 30, 2020 and December 31, 2019, respectively	30,815	16,025
Inventories	100,280	160,864
Income tax receivable	-	326
Prepaid expenses and other	3,169	2,999
Total current assets	196,314	211,672

Property and equipment, net	90,809	86,876
Operating lease assets	17,110	-
Goodwill	40,616	38,979
Intangible assets, net	69,520	68,854
Other assets	353	255
Total assets	$414,722	$406,636

See the accompanying notes to the unaudited condensed consolidated financial statements

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	June 30,	December 31,
	2020	2019
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$31,553	$23,855
Income taxes payable	3,444	-
Floor plan notes payable, net of debt discount	92,256	143,949
Financing liability, current portion	1,462	936
Long-term debt, current portion	17,332	5,993
Operating lease liability, current portion	3,164	-
Total current liabilities	149,211	174,733

Long term liabilities
Financing liability, non-current portion, net of debt discount	71,403	63,557
Long term debt, non-current portion, net of debt discount	15,679	15,573
Operating lease liability, non-current portion	13,616	-
Deferred tax liability	16,450	16,450
Total liabilities	266,359	270,313

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $69,237 and $65,910 as of June 30, 2020 and December 31, 2019, respectively	64,221	60,893

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 8,548,524 and 8,506,666 shares issued and 8,407,225 and 8,428,666 outstanding at June 30, 2020 and December 31, 2019, respectively	-	-
Additional paid-in capital	78,712	79,186
Treasury Stock, at cost, 141,299 and 78,000 shares at June 30, 2020 and December 31, 2019, respectively	(499)	(314)
Retained earnings (accumulated deficit)	5,929	(3,442)
Total stockholders’ equity	84,142	75,430
Total liabilities and stockholders’ equity	$414,722	$406,636

See the accompanying notes to the unaudited condensed consolidated financial statements

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one-time charges, and loss on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months ended June 30, 2020 and 2019 are shown in the tables below.

	Three Months Ended June 30,
	2020	2019

EBITDA
Net income	$8,068	$1,858
Interest expense, net*	2,018	2,531
Depreciation and amortization of property and equipment	1,624	1,687
Amortization of intangible assets	1,047	953
Income tax expense	2,536	2,099
Subtotal EBITDA	15,293	9,128
Floor plan interest	(565)	(1,049)
LIFO adjustment	(239)	359
Transaction costs	45	87
Loss on sale of property and equipment	6	-
Severance costs/Other	-	272
Stock-based compensation	340	1,112
Adjusted EBITDA	$14,880	$9,909

* Interest expense includes $1,177 relating to finance lease payments. Operating lease payments are included as rent expense and included in net income.

	Three Months Ended June 30,
	2020	2019

EBITDA margin
Net income margin	3.8%	1.1%
Interest expense, net	0.9%	1.5%
Depreciation and amortization of property and equipment	0.8%	1.0%
Amortization of intangible assets	0.5%	0.6%
Income tax expense	1.2%	1.2%
Subtotal EBITDA margin	7.2%	5.4%
Floor plan interest	-0.3%	-0.6%
LIFO adjustment	-0.1%	0.2%
Transaction costs	0.0%	0.1%
Loss on sale of property and equipment	0.0%	0.0%
Severance costs/Other	0.0%	0.2%
Stock-based compensation	0.2%	0.7%
Adjusted EBITDA	7.0%	5.9%

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